Prospectus Supplement	Filed Pursuant to Rule 424(b)(5)
(To Prospectus dated May 31, 2000)	Registration No. 333-38230

UP TO 1,333,000 SHARES
COLUMBIA LABORATORIES, INC.
COMMON STOCK
          We are offering directly to selected investors up to 1,333,000 shares of our common stock pursuant to this prospectus supplement and the accompanying prospectus at a price of $3.50 per share.
          Our common stock is quoted on the NASDAQ Global Market under the symbol “CBRX.” On August 21, 2008, the last reported sale price of the common stock was $3.79 per share.
          We have retained The Benchmark Company LLC as our placement agent to use its best efforts to solicit offers to purchase our common stock in this offering. The placement agent has no obligation to buy any of the shares of our common stock from us or to arrange for the purchase or sale of any specific number or dollar amount of the shares of common stock. See “Plan of Distribution” beginning on page S-27 of this prospectus supplement for more information regarding these arrangements.
          Investing in our securities involves a high degree of risk. See “Risk Factors,” beginning on page S-6 of this prospectus supplement, and those contained in our incorporated documents, to read about factors you should consider before buying shares of our common stock.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$3.50	$4,665,500
Placement Agent’s Fee(1)	$0.175	$215,775
	$0.0875	$8,750
Proceeds, Before Expenses, to Us(2)	$3.33	$4,440,975

(1) We have agreed to pay the placement agent an aggregate fee of 5.0% of the public offering price or, in the case of 100,000 shares offered to a certain existing shareholder of the Company, 2.5% of the public offering price.
(2) Based on the aggregate placement agent fee of $224,525.
          We estimate the total expenses of this offering, excluding the placement agent’s fee, will be approximately $335,000. Because there is no minimum offering amount required as a condition to closing in this offering, the actual offering amount, the placement agent’s fee and net proceeds to us, if any, in this offering may be substantially less than the maximum offering amounts set forth above.

The date of this prospectus supplement is August 22, 2008

TABLE OF CONTENTS
PROSPECTUS SUPPLEMENT
PROSPECTUS
          You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Under no circumstances should the delivery to you of this prospectus supplement and the accompanying prospectus or any sale made pursuant to this prospectus supplement and the accompanying prospectus create any implication that the information contained in this prospectus supplement and the accompanying prospectus is correct as of any time after the date of this prospectus supplement.
          We are offering to sell and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement

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and the accompanying prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and/or the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. The prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

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ABOUT THIS PROSPECTUS SUPPLEMENT
          This prospectus supplement and the accompanying prospectus are part of a “shelf” registration statement on Form S-3, registration statement number 333-38280, that we filed with the Securities and Exchange Commission (the “SEC”) on May 31, 2000. This prospectus supplement describes the specific details regarding this offering, including the price, the amount of our common stock being offered, the risks of investing in our common stock and other items.
          This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of our common stock and also adds, updates and changes information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of our common stock. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document filed prior to the date of this prospectus supplement and incorporated by reference, the information in this prospectus supplement will control.
          References in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference to “we,” “our,” “us,” “Columbia” and “the Company” refer to Columbia Laboratories, Inc., and its subsidiaries, unless the context requires otherwise. Both this prospectus supplement and the accompanying prospectus include important information about us, our common stock and other information you should know before investing. This prospectus supplement also adds, updates and changes certain of the information contained in the prospectus. You should read both this prospectus supplement and the accompanying prospectus as well as the additional information described under the heading “Where You Can Find More Information” before investing in our common stock.
COLUMBIA LABORATORIES, INC.
          Because this is a summary, it does not contain all the information about Columbia Laboratories, Inc. that may be important to you. To understand the specific terms of the securities, you should read this prospectus supplement and the accompanying prospectus carefully. You should also carefully read the section entitled “Risk Factors” in this prospectus supplement and the documents identified under the caption “Where You Can Find More Information.”
Business
          We are in the business of developing, manufacturing and selling pharmaceutical products that utilize our proprietary bioadhesive drug delivery technologies. We are focused predominantly on the women’s reproductive healthcare market but our product development projects address the broader women’s healthcare market. Our bioadhesive vaginal gel products provide patient-friendly solutions for infertility, pregnancy support, amenorrhea, and other obstetric, gynecologic and medical conditions.

          Our U.S. sales organization currently promotes two brands of our natural progesterone gel products, CRINONE® 8% and PROCHIEVE® 8% in the United States. CRINONE and PROCHIEVE are approved in the U.S. for supplementation or replacement of progesterone as part of an Assisted Reproductive Technology (“ART”) treatment for infertile women with progesterone deficiency and for treatment of secondary amenorrhea. Outside the U.S., CRINONE has been approved for marketing for one or more medical indications including supplementation or replacement as part of an ART treatment for infertile women, treatment of secondary amenorrhea, the prevention of hyperplasia in postmenopausal women receiving hormone replacement therapy (“HRT”), the reduction of symptoms of premenstrual syndrome (“PMS”), menstrual irregularities, dysmenorrhea, and dysfunctional uterine bleeding. We reacquired the U.S. marketing rights to CRINONE in December 2006, and can now promote these products to a full range of reproductive endocrinologists, obstetricians and gynecologists who treat infertility. We also promote STRIANT® testosterone buccal system for the treatment of hypogonadism in men, however, our continuing focus in fiscal 2008 is to increase prescriptions of our infertility products.
          We derive additional revenues from our established marketing partnerships, through which certain of our products are commercialized in global territories outside the U.S. and U.S. markets on which we are not currently focused.
          We also seek opportunities to develop new products using our drug delivery technology, both proprietary projects and for strategic partners; to expand our product base and thereby leverage our sales force; and, to partner or divest products that fall outside our core women’s healthcare focus.
          All of our products and product candidates utilize our Bioadhesive Delivery System (“BDS”), which consists principally of a polymer (polycarbophil) and an active ingredient. The BDS is based upon the principle of bioadhesion, a process by which the polymer adheres to epithelial surfaces or mucosa. Our vaginal products adhere to the vaginal epithelium and the buccal products adhere to the mucosal membrane of the gum and cheek. The polymer remains attached to epithelial surfaces or mucosa and is discharged upon normal cell turnover, a physiological process that, depending upon the area of the body, occurs every 12 to 72 hours, or longer. Both vaginal and buccal BDS products provide sustained and controlled delivery of active drug ingredients. Its extended period of attachment permits use of BDS in products when extended duration of effectiveness is desirable or required. The Company intends to continue to leverage the advantages of BDS drug delivery by developing new BDS products that improve the delivery of approved drugs that have low oral bioavailability, or where systemic levels of the active ingredient must be curtailed. In addition, this delivery system is particularly useful for active drug ingredients that cannot be ingested.
          We have focused on infertility but our development pipeline also focuses on the broader women’s reproductive healthcare market because we believe that vaginal delivery is a particularly effective way to deliver active ingredients to the female reproductive organs.

Our Strategy
          Our goal is to become a significant player in the women’s reproductive healthcare market, providing patient-friendly solutions for infertility, obstetric, gynecologic and other women’s medical conditions. The key elements of our strategy are:
          Focus on building revenues from our products for the treatment of infertility in women. Since 2002, Columbia has been increasingly focused on products for the treatment of infertility in women. In 2006, we reacquired U.S. marketing rights for CRINONE ® progesterone gel from Merck Serono S.A. (“Merk Serono”). Our CRINONE 8% and PROCHIEVE ® 8% progesterone gels form the core to build a broader infertility business. We aim to build progesterone gel prescriptions by building relationships with reproductive endocrinologists; leveraging those relationships to influence prescribing habits of obstetricians and gynecologists who prescribe clomiphene citrate to treat infertility; proactively addressing obstetricians and gynecologists who regularly prescribed CRINONE before 2001; using an interim analysis of a pregnancy study being conducted by the Brigham and Women’s Hospital to support the use of CRINONE to assist the infertility cycle and for pregnancy support; and utilizing direct to consumer marketing. These products currently generate over 52,000 U.S. prescriptions per year. Over 1.2 million infertility treatments are performed every year in the U.S. In each instance, the reproductive endocrinologist (RE), obstetrician or gynecologist (OB/GYN) could improve the likelihood of successful implantation by using supplemental progesterone. CRINONE 8% and PROCHIEVE 8% are also used for pregnancy support during the first 10 to 12 weeks of gestation. This largely untapped market provides growth potential over and above infertility cycle supplementation. In 2007 we expanded our sales force and sales force management from 25 to 35 to more effectively call on those physicians that treat over 80% of all infertility patients.
          Develop a preterm birth prevention indication for PROCHIEVE® 8%. Our lead R&D opportunity is the study of PROCHIEVE 8% to reduce the risk of preterm birth in women with a short cervix as measured by transvaginal ultrasound in mid-pregnancy. This opportunity arose from significant positive data obtained from secondary analyses of our earlier recurrent Phase III preterm study. Based on those positive data and our discussions with the FDA, we designed the Phase III PREGNANT ( PR OCHIEVE ®   E xtending G estatio N   A   N ew T herapy) study. The Company is conducting the Phase III clinical study with PROCHIEVE ® 8% progesterone gel to prevent preterm birth and improve infant outcomes for those women with a short cervix at mid-pregnancy. This randomized, double-blind, placebo-controlled clinical trial will evaluate the effect of PROCHIEVE ® 8% on reducing the risk of preterm birth in women with a cervical length between 1.0 and 2.0 centimeters as measured by transvaginal ultrasound at mid-pregnancy. The primary endpoint is a reduction in the incidence of preterm birth at less than or equal to 32 weeks gestation vs. placebo. If successful, we would apply to FDA for approval of a label indication for this use. In the second quarter of 2008, study centers screened and enrolled patients in the PREGNANT study; we expect all the babies will be delivered in time to report results late in the first half of 2009.
          Focus research and development resources on vaginally-administered lidocaine.   We continue to invest in our vaginal lidocaine drug candidate, which we are evaluating to prevent and treat the severe uterine cramps that result in the debilitating pain of dysmenorrhea (a condition typified by painful menstruation). In the U.S. alone, this common, painful condition seriously affects about 5.6 million women in the age range of 20 to 45 to the point where they frequently miss work. In mid 2007 we completed a multi-dose pharmacokinetic study of the lidocaine candidate and reported positive results demonstrating safe blood levels from our delivery system. We subsequently initiated a Phase II study in patients with dysmenorrhea and in the second quarter of 2008, we completed patient treatment and follow up of 72 patients in the Phase II clinical study. We expect to announce data and results from this clinical trial near the end of August 2008.
          License and acquire products to leverage our sales force.   In addition to collaborations, we also seek opportunistically to license and acquire under-promoted FDA-approved pharmaceuticals that complement our current women’s infertility product offering to generate additional near-term revenues from our commercial infrastructure.
          Continue existing and establish new collaborations to develop and commercialize selected drugs. Collaborations with pharmaceutical companies have played an important role in helping us develop and commercialize our products. These collaborations enable us to address markets, and commercialize products, that fall outside our core focus. We plan to continue to rely on collaborators to commercialize certain of our drugs and drug candidates, either outside the U.S. or in U.S. markets in which we are not currently concentrating our resources. We also seek opportunities to apply our technology to approved compounds manufactured and sold by potential strategic partners for therapeutic areas outside our focus.
          Continue existing and establish new collaborations to develop selected drug candidates.   Collaborations with pharmaceutical companies and third-party researchers have played an important role in helping us advance the development of certain investigational drug candidates. We plan to continue to seek strategic partners for certain investigational projects to cost-effectively advance our clinical projects while retaining our U.S. marketing rights.
Operations
          Our sales and marketing organization operates solely in the United States, and is specifically focused on a select group of obstetricians, gynecologists, and reproductive endocrinologists. We also market STRIANT to general endocrinologists, urologists and a select number of primary care physicians. Our marketing and sales efforts for STRIANT are primarily focused on maintaining the current prescription levels. We have entered into partnerships to commercialize our products outside the United States and within certain markets in the United States, and seek to enter into additional partnerships to commercialize our products in new countries and with additional audiences in the United States that we do not currently address.
The Products
          We receive revenues from our progesterone products that we either promote through our own sales force to reproductive endocrinologists, obstetricians, and gynecologists, and sell to wholesalers and specialty pharmacies, or sell to licensees. We supplement our progesterone product revenue by selling other products that use our BDS. Most of the other product revenue is based on sales of products to licensees.

Products for Fiscal 2008

Progesterone Products	• CRINONE ® 8% (progesterone gel) marketed by the Company in the U.S.

• CRINONE ® 8% sold to Merck Serono for foreign markets

• PROCHIEVE ® 8% (progesterone gel) marketed by the Company in the U.S.

• PROCHIEVE ® 4% (progesterone gel) sold to Ascend Therapeutics, Inc., for marketing in the U.S.

Other Products	• STRIANT® (testosterone buccal system) marketed by the Company in the U.S.

• STRIANT® sold to our partners for foreign markets

• Replens® Vaginal Moisturizer sold to Lil’ Drug Store Products, Inc. for foreign markets

• RepHresh® Vaginal Gel sold to Lil’ Drug Store on a worldwide basis

• Royalty and licensing revenues
          All of our products are manufactured in Europe by third parties on behalf of our foreign subsidiaries who sell the products to our worldwide licensees, and to the Company in the case of the products we commercialize ourselves in the United States. Because our European revenues reflect these sales and are reduced only by our product manufacturing costs, we have historically shown a profit from our European operations.
          Revenues from our United States operations principally relate to the Company’s products that we promote to physicians through our sales representatives, as well as royalty income from products that we have licensed. The Company charges our United States operations all selling and distribution expenses that support our marketing, sales and distribution efforts. Research and development expenses are charged to our United States operations for product development which principally supports new products and new label indications for products to be sold in this country.  In addition, the majority of our general and administrative expenses represent the Company’s management activities as a public company and are charged to our United States operations. The amortization of the repurchase of the U.S. rights to CRINONE ® is also charged to our United States operations. As a result, we have historically shown a loss from our United States operations that has been significantly greater than, and offsets, the profits from our European operations.

Company Information
          Columbia was incorporated as a Delaware corporation in 1986. Our principal executive offices are located at 354 Eisenhower Parkway, Livingston, New Jersey 07039, and our telephone number is (973) 994-3999. The Company’s wholly-owned subsidiaries are Columbia Laboratories (Bermuda) Ltd., Columbia Laboratories (France) SA and Columbia Laboratories (UK) Limited. We maintain an Internet website at http://www.columbialabs.com. We have not incorporated by reference into this prospectus supplement or the accompanying prospectus the information in, or that can be accessed through, our website, and you should not consider it to be a part of this prospectus supplement or the accompanying prospectus.
THE OFFERING

Issuer:	Columbia Laboratories, Inc.

Common Stock Offered:	1,333,000 shares

Price per Share:	$3.50

Common Stock Outstanding After This Offering:	53,747,451 shares

Use of Proceeds:	We intend to use the net proceeds from this offering for general corporate purposes, including funding our clinical development and other research and development activities, internal and/or collaborative sales, marketing and distribution expenditures, capital expenditures and working capital needs See “Use of Proceeds.”

Rights of Holders of Common Stock:	Holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, except those matters that are submitted solely to a vote of the holders of preferred stock. Subject to any preferences of outstanding shares of preferred stock, holders of common stock are entitled to dividends when and if declared by the board of directors. We do not anticipate paying dividends on the common stock for the foreseeable future.

NASDAQ Global Market Symbol:	CBRX
RISK FACTORS
          You should carefully consider the following risk factors as well as the other information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment in the common stock. Any one or a combination of these risk factors may have a material adverse effect on Columbia.
Risks related to our business:
Our business is heavily dependent on the continued sale of CRINONE® 8%, PROCHIEVE® 4%, Replens®, and RepHresh® by our marketing partners. If revenues from these partnered products fail to increase as anticipated, or materially decline, our financial condition and results of operations will be materially harmed.
          Our operating results are heavily dependent on the revenues and royalties derived from the sale of CRINONE 8% to Merck Serono for sale outside the U.S., the sale of PROCHIEVE 4% to Ascend for sale in the U.S. beginning January 1, 2008, and the sale of Replens and RepHresh to Lil’ Drug Store. Revenues from sales of these partnered products comprised approximately 50% and 59% of our total revenues in 2007 and the six months ended June 30, 2008, respectively. We do not control the amount and timing of marketing resources that our partners devote to our products. If Merck Serono fails to effectively market CRINONE 8% in its ex-U.S. territories, Ascend fails to effectively market PROCHIEVE 4% in the U.S., or Lil’ Drug Store fails to effectively market Replens and RepHresh, this could have a material adverse effect on our business, financial condition and results of operations.
The development of our pharmaceutical products is uncertain and subject to a number of significant risks.
          Some of our pharmaceutical products are in various stages of development and will require significant research and development efforts before we can sell them. These efforts include extensive clinical testing, during which the products may be found to be ineffective. In the United States and most foreign countries, we must complete extensive human clinical trials that demonstrate the safety and efficacy of a product in order to apply for regulatory approval to market the product.
          The process of developing product candidates involves a degree of risk and may take several years. Product candidates that appear promising in the early phases of development may fail to reach the market for several reasons, including:
☐	Clinical trials may show our product candidates to be ineffective for the indications studied or to have harmful side effects;

☐	Product candidates may fail to receive regulatory approvals required to bring the products to market;

☐	Manufacturing costs or other factors may make our product candidates uneconomical; and

☐	The proprietary rights of others and their competing products and technologies may prevent our product candidates from being effectively commercialized.

          Success in early clinical trials does not ensure that large-scale clinical trials will be successful. Clinical results are frequently susceptible to varying interpretations that may delay, limit or prevent regulatory approvals.
          The length of time necessary to complete clinical trials and to submit an application for marketing approval for a final decision by a regulatory authority varies significantly and may be difficult to predict. The speed with which we can complete clinical trials and applications for marketing approval will depend on several factors, including the following:
☐	The rate of patient enrollment, which is a function of factors including the size of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the study, and the nature of the study protocol;

☐	Institutional review board, or IRB, approval of the study protocol and the informed consent form;

☐	Prior regulatory agency review and approval;

☐	Analysis of data obtained from clinical activities, which are susceptible to varying interpretations and which interpretations could delay, limit or prevent regulatory approval;

☐	Changes in the policies of regulatory authorities for drug approval during the period of product development; and

☐	The availability of skilled and experienced staff to conduct and monitor clinical studies and to prepare the appropriate regulatory applications.
          In addition, developing product candidates is very expensive and will continue to have a significant impact on our ability to generate profits. Factors affecting our product development expenses include:
☐	Our ability to raise any additional funds that we need to complete our trials;

☐	The number and outcome of clinical trials conducted by us and/or our collaborators;

☐	The number of products we may have in clinical development;

☐	In licensing or other partnership activities, including the timing and amount of related development funding, license fees or milestone payments; and

☐	Future levels of our revenue.
          Clinical trials are expensive and can take years to complete, and there is no guarantee that the clinical trials will demonstrate sufficient safety and/or efficacy of the products to meet FDA requirements, or those of foreign regulatory authorities.

We may experience adverse events in clinical trials, which could delay or halt our product development.
          Our product candidates may produce serious adverse events. These adverse events could interrupt, delay or halt clinical trials of our product candidates and could result in FDA or other regulatory authorities denying approval of our product candidates for any or all targeted indications. An IRB or independent data safety monitoring board, the FDA, other regulatory authorities, or we ourselves may suspend or terminate clinical trials at any time. Our product candidates may prove not to be safe for human use.
Delays or failures in obtaining regulatory approvals may delay or prevent marketing of the products that we are developing.
          Other than PROCHIEVE® 8% (progesterone gel) which is being evaluated for the prevention of preterm birth in women with a short cervix at mid-pregnancy, and PROCHIEVE ® 4% (progesterone gel), which is being evaluated for the prevention of endometrial hyperplasia in women with an intact uterus undergoing estrogen replacement therapy, none of our product candidates have received regulatory approval from the FDA or any foreign regulatory authority. The regulatory approval process typically is extremely expensive, takes many years, and the timing or likelihood of any approval cannot be accurately predicted. Delays in obtaining regulatory approval can be extremely costly in terms of lost sales opportunities and increased clinical trial costs. If we fail to obtain regulatory approval for our current or future product candidates or expanded indications for currently marketed products, we will be unable to market and sell such products and indications and therefore may never be profitable.
          As part of the regulatory approval process, we must conduct clinical trials for each product candidate to demonstrate safety and efficacy. The number of clinical trials that will be required varies depending on the product candidate, the indication being evaluated, the trial results, and the regulations applicable to any particular product candidate.
          The results of initial clinical trials of our product candidates do not necessarily predict the results of later-stage clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy despite having progressed through initial clinical trials. The data collected from the clinical trials of our product candidates may not be sufficient to support FDA or other regulatory approval. In addition, the continuation of a particular study after review by an IRB or independent data safety monitoring board does not necessarily indicate that our product candidate will achieve the clinical endpoint.
          The FDA and other regulatory agencies can delay, limit or deny approval for many reasons, including:
☐	A product candidate may not be deemed to be safe or effective;

☐	The manufacturing processes or facilities we have selected may not meet the applicable requirements; and

☐	Changes in their approval policies or adoption of new regulations may require additional clinical trials or other data.

          Any delay in, or failure to receive, approval for any of our product candidates could prevent us from growing our revenues or achieving profitability.
We acquired marketing rights to CRINONE in the United States in December 2006, and we may never realize the anticipated benefits of the acquisition.
          On December 22, 2006, we purchased the marketing rights in the United States to CRINONE from Merck Serono, and we began in 2007 to call for the first time on reproductive endocrinologists, a medical specialty in infertility. Our goal is to grow CRINONE ® prescribing practices with these specialists. We believe the reproductive endocrinologists are particularly important because of their influence on prescribing practices of obstetricians and gynecologists who also treat infertility. Our efforts to grow the CRINONE business may not be successful and we may fail to realize the anticipated benefits of the acquisition.
Healthcare insurers and other payors may not pay for our products or may impose limits on reimbursement.
          Our ability to commercialize our prescription products will depend, in part, on the extent to which reimbursement for our products is available from third-party payors, such as health maintenance organizations, health insurers and other public and private payors. If we succeed in bringing new prescription products to market, we cannot be assured that third-party payors will pay for such products, or establish and maintain price levels sufficient for realization of an appropriate return on our investment in product development.
          Many health maintenance organizations and other third-party payors use formularies, or lists of drugs for which coverage is provided under a healthcare benefit plan, to control the costs of prescription drugs. Each payor that maintains a drug formulary makes its own determination as to whether a new drug will be added to the formulary and whether particular drugs in a therapeutic class will have preferred status over other drugs in the same class. This determination often involves an assessment of the clinical appropriateness of the drug and, in some cases, the cost of the drug in comparison to alternative products. Our current or our future products may not be added to payors’ formularies, our products may not have preferred status to alternative therapies, and formulary decisions may not be conducted in a timely manner. Once reimbursement at an agreed level is approved by a third-party payor, we may lose that reimbursement entirely or we may lose the similar or better reimbursement we receive compared to competitive products. As reimbursement is often approved for a period of time, this risk is greater at the end of the time period, if any, for which the reimbursement was approved. We may also decide to enter into discount or formulary fee arrangements with payors, which could result in us receiving lower or discounted prices for CRINONE ®, PROCHIEVE ® and STRIANT ® or future products.

We have a history of losses and anticipate that we will incur continued losses for the foreseeable future.
          We have had a history of losses since our founding. For the fiscal year ended December 31, 2007, we had a net loss of $14.3 million. For the six months ended June 30, 2008, we had a net loss of $8.6 million. If we and our partners are unable to successfully market our products, and otherwise increase sales of our products, and contain our operating expenses, we may not have sufficient funds to continue operations unless we are able to raise additional funds from sales of securities or otherwise. Additional financing may not be available to us on acceptable terms, if at all.
We face significant competition from pharmaceutical and consumer product companies, which may adversely impact our market share.
          We and our marketing partners compete against established pharmaceutical and consumer product companies that market products addressing similar needs. Further, numerous companies are developing, or may develop, enhanced delivery systems and products that compete with our present and proposed products. It is possible that we may not have the resources to withstand these and other competitive forces. Some of these competitors may possess greater financial, research and technical resources than us or our partners. Moreover, these companies may possess greater marketing capabilities than us or our partners, including the resources to implement extensive advertising campaigns.
          The pharmaceutical industry is subject to change as new delivery technologies are developed, new products enter the market, generic versions of available drugs become available, and treatment paradigms evolve to reflect these and other medical research discoveries. We face significant competition in all areas of our business. The rapid pace of change in the pharmaceutical industry continually creates new opportunities for existing competitors and start-ups, and can quickly render existing products less valuable. Customer requirements and physician and patient preferences continually change as new treatment options emerge, are more or less heavily promoted, and become less expensive. As a result, we may not gain, and may lose, market share.
          CRINONE and PROCHIEVE, two brands of our natural progesterone product, compete in markets with other progestins, both synthetic and natural, including Endometrin® (progesterone vaginal insert) marketed by Ferring Pharmaceuticals, Inc., Prometrium® (oral micronized progesterone) marketed by Solvay Pharmaceuticals, Inc., pharmacy-compounded progesterone in oil injections and pharmacy-compounded progesterone vaginal suppositories. In June, 2007, Ferring obtained FDA approval for, and launched, Endometrin® (progesterone vaginal insert) a competing product for use in infertility. Ferring is one of the leading companies in the infertility market and, in addition to Endometrin, offers gonadotropin hormones generally used for the treatment of infertility. Ferring may have greater awareness among key reproductive endocrinology opinion leaders than Columbia.
          STRIANT® competes against other testosterone products that can be delivered by injection, transdermal patch and transdermal gel. Some of the more successful testosterone products include AndroGel ® (testosterone gel) marketed by Unimed Pharmaceuticals, Inc.,

Testim® (testosterone gel) marketed by Auxilium Pharmaceuticals, Inc., and Androderm® (testosterone transdermal system) marketed by Watson Pharma, Inc. Competition is based primarily on delivery method. Transdermal testosterone gels currently have the largest market share and transdermal testosterone patches have the next largest market share, followed by injectable products. STRIANT is priced comparably to the gels and patches.
Our products could demonstrate hormone replacement risks.
          In the past, certain studies of female hormone replacement therapy products, such as estrogen, have reported an increase in health risks. Progesterone is a natural female hormone, present at normal levels in most women through their lifetimes. However, some women require progesterone supplementation due to a natural or chemical-related progesterone deficiency. It is possible that data suggesting risks or problems may come to light in the future that could demonstrate a health risk associated with progesterone or progestin supplementation or our 8% and 4% progesterone gels. It is also possible that future study results for hormone replacement therapy could be negative and could result in negative publicity about the risks and benefits of hormone replacement therapy. As a result, physicians and patients may not wish to prescribe or use progestins, including our progesterone gels.
          Similarly, while testosterone is a natural male hormone, present at normal levels in most men through their lifetimes, some men require testosterone replacement therapy, or TRT, to normalize their testosterone levels. It is possible that data suggesting risks or problems may come to light in the future that could demonstrate a health risk associated with TRT or STRIANT. It is also possible that future study results for hormone replacement therapy could be negative and could result in negative publicity about the risks and benefits of TRT. As a result, physicians and patients may not wish to prescribe or use TRT products, including STRIANT.
          In addition investors may become concerned about these issues and decide to sell our common stock. These factors could adversely affect our business and the price of our common stock.
We may be exposed to product liability claims.
          We could be exposed to future product liability claims by consumers. Although we presently maintain product liability insurance coverage at what we believe is a commercially reasonable level, such insurance may not be sufficient to cover all possible liabilities. An award against us in an amount greater than our insurance coverage could have a material adverse effect on our operations. Some customers require us to have a minimum level of product liability insurance coverage before they will purchase or accept our products for distribution. If we fail to satisfy insurance requirements, our ability to achieve broad distribution of our products could be limited. This could have a material adverse effect upon our business and financial condition.

Steps taken by us to protect our proprietary rights might not be adequate, in which case competitors may infringe on our rights or develop similar products. The United States and foreign patents upon which our original Bioadhesive Delivery System was based have expired.
          Our success and competitive position are partially dependent on our ability to protect our proprietary position for our technology, products and product candidates. We rely primarily on a combination of patents, trademarks, copyrights, trade secret laws, third-party confidentiality and nondisclosure agreements, and other methods to protect our proprietary rights. The steps we take to protect our proprietary rights, however, may not be adequate. Third parties may infringe or misappropriate our patents, copyrights, trademarks, and similar proprietary rights. Moreover, we may not be able or willing, for financial, legal or other reasons, to enforce our rights. To date, we have never been a party to a proprietary rights action.
          Bio-Mimetics, Inc. held the patent upon which our original Bioadhesive Delivery System, or BDS, was based and granted us a license under, and later ownership of, that patent. Bio-Mimetics’ patent contained broad claims covering controlled release products that include a bioadhesive. However, this United States patent and its corresponding foreign patents expired in November 2003. Based upon the expiration of the original Bio-Mimetics patent, other parties are permitted to make, use or sell products covered by the claims of the Bio-Mimetics patent, subject to other patents, including those which we hold. We have obtained numerous patents with claims covering improved methods of formulating and delivering therapeutic compounds using the BDS. We cannot assure you that any of these patents will enable us to prevent infringement, or that our competitors will not develop alternative methods of delivering compounds, potentially resulting in competitive products outside the protection that may be afforded by our patents. Other companies may independently develop or obtain patent or similar rights to equivalent or superior technologies or processes. Additionally, although we believe that our patented technology has been independently developed and does not infringe on the proprietary rights of others, we cannot assure you that our products do not and will not infringe on the proprietary rights of others. In the event of infringement, we may be required to modify our technology or products, obtain licenses or pay license fees. We may not be able to do so in a timely manner or upon acceptable terms and conditions. This may have a material adverse effect on our operations.
          The standards that the U.S. Patent and Trademark Office and its foreign counterparts use to grant patents are not always applied predictably or uniformly and can change. Limitations on patent protection in some countries outside the U.S., and the differences in what constitutes patentable subject matter in these countries, may limit the protection we seek outside of the U.S. For example, methods of treating humans are not patentable subject matter in many countries outside of the U.S. In addition, laws of foreign countries may not protect our intellectual property to the same extent as would laws of the U.S. In determining whether or not to seek a patent or to license any patent in a particular foreign country, we weigh the relevant costs and benefits, and consider, among other things, the market potential of our product candidates in the jurisdiction and the scope and enforceability of patent protection afforded by the law of the jurisdiction.
          We own or are seeking registration of the following as trademarks in countries throughout the world: CRINONE®, PROCHIEVE®, STRIANT®, and STRIANT SR®. These

trademarks, however, may not afford us adequate protection or we may not have the financial resources to enforce our rights under these trademarks.
We are subject to government regulation, which could affect our ability to sell products.
          Nearly every aspect of the development, manufacture and commercialization of our pharmaceutical products is subject to time-consuming and costly regulation by various governmental entities, including the Food and Drug Administration, or FDA, the Drug Enforcement Administration and state agencies, as well as regulatory agencies in those foreign countries in which our products are manufactured or distributed. The FDA has the power to seize adulterated or misbranded products and unapproved new drugs, to require their recall from the market, to enjoin further manufacture or sale, and to publicize certain facts concerning a product.
          We employ various quality control measures in our efforts to ensure that our products conform to their intended specifications and meet the standards proscribed by applicable governmental regulations, including FDA’s current Good Manufacturing Practices regulations. Notwithstanding our efforts, our products or the ingredients we purchase from our suppliers for inclusion in our products may contain undetected defects or non-conformities with specifications. Such defects or non-conformities could compel us to recall the affected product, make changes to or restrict distribution of the product, or take other remedial actions. The occurrence of such events may harm our relations with or result in the loss of customers, injure our reputation, impair market acceptance of our products, harm our financial results, and, in certain circumstances, expose us to product liability or other claims.
We are dependent on third-party suppliers of raw materials for our products, the loss of whom could impair our ability to manufacture and sell our products.
          Medical grade, cross-linked polycarbophil, the polymer used in our BDS-based products is currently available from only one supplier, Noveon, Inc., or Noveon. We believe that Noveon will supply as much of the material as we require because our products rank among the highest value-added uses of the polymer. In the event that Noveon cannot or will not supply enough of the product to satisfy our needs, we will be required to seek alternative sources of polycarbophil. An alternative source of polycarbophil may not be available on satisfactory terms or at all, which would impair our ability to manufacture and sell our products.
          We currently purchase progesterone and testosterone for our products from only one supplier. If that supplier is unable or unwilling to satisfy our needs, we will be required to seek alternative sources of supply. While several alternative sources of progesterone and testosterone exist, the time needed to obtain regulatory approvals for new suppliers may impair our ability to manufacture and sell our products.
We are dependent upon third-party developers and manufacturers, the loss of which could result in a loss of revenues.
          We rely on third parties to develop and manufacture our products, including Fleet Laboratories, Ltd., which manufacturers our vaginal gel products in bulk, Maropack A.G., which fills our vaginal gel products into applicators and Mipharm S.p.A., which manufacturers STRIANT®. These third parties may not be able to satisfy our needs in the future, and we may not be able to find or obtain FDA approval of alternate developers and manufacturers. Delays in the development and manufacture of our products could have a material adverse effect on our business. This reliance on third parties could have an adverse effect on our profit margins. Any interruption in the manufacture of our products would impair our ability to deliver our products to customers on a timely and competitive basis, and could result in the loss of revenues.
The loss of our key executives could have a significant impact on our company.
          Our success depends in large part upon the abilities and continued service of our executive officers and other key employees. Our employment agreements with our executive officers are terminable by them on short notice. The loss of key employees may result in a significant loss in the knowledge and experience that we, as an organization, possess, and could cause significant delays in, or outright failure of, the development and commercialization of our products and product candidates. If we are unable to attract and retain qualified and talented senior management personnel, our business may suffer.
We may be limited in our use of our net operating loss carryforwards.
          As of June 30, 2008, we had certain net operating loss carryforwards of approximately $167.1 million that may be used to reduce our future U.S. federal income tax liabilities. Our ability to use these loss carryforwards to reduce our future U.S. federal income tax liabilities could be lost if we were to experience more than a 50% change in ownership within the meaning of Section 382(g) of the Internal Revenue Code. If we were to lose the benefits of these loss carryforwards, our future earnings and cash resources would be materially and adversely affected.
We have a substantial amount of debt.
          As of June 30, 2008, we had outstanding approximately $40 million principal amount of our convertible debt due December 31, 2011. In addition, as of June 30, 2008, we had remaining future minimum payments due to PharmaBio Development, Inc. pursuant to certain financing agreements of approximately $16.4 million, of which the significant portion (approximately $16 million) is due in 2010. Our annual interest expense is approximately $8 million of which approximately $3.4 million is the annual cash portion of the expense relating to the convertible debt. Unless we generate substantial additional sales from our products or raise substantial additional capital, we may not be able to pay the interest on our debt or repay our debt at maturity.
Our corporate compliance program cannot guarantee that we are in compliance with all potentially applicable regulations.
          We are a relatively small company and we rely heavily on third parties to conduct many important functions. As a pharmaceutical company, we are subject to a large body of legal and regulatory requirements. In addition, as a publicly traded company we are subject to significant regulations, including the Sarbanes-Oxley Act of 2002, some of which have either only recently been adopted or are currently proposals subject to change. We cannot assure you that we are or will be in compliance with all potentially applicable laws and regulations. Failure to comply with all potentially applicable laws and regulations could lead to the imposition of fines, cause the value of our common stock to decline, impede our ability to raise capital or lead to the de-listing of our stock.
We could be negatively impacted by future interpretation or implementation of federal and state fraud and abuse laws, including anti-kickback laws, false claims laws and federal and state anti-referral laws.
          We are subject to various federal and state laws pertaining to health care fraud and abuse, including anti-kickback laws, false claims laws and physician self-referral laws. Violations of these laws are punishable by criminal and/or civil sanctions, including, in some instances, imprisonment and exclusion from participation in federal and state health care programs, including Medicare, Medicaid, and veterans’ health programs. We have not been challenged by a governmental authority under any of these laws and believe that our operations are in compliance with such laws.
          However, because of the far-reaching nature of these laws, we may be required to alter one or more of our practices to be in compliance with these laws. Health care fraud and abuse regulations are complex, and even minor, inadvertent irregularities can potentially give rise to claims that the law has been violated. Any violations of these laws could result in a material adverse effect on our business, financial condition and results of operations. If there is a change in law, regulation or administrative or judicial interpretations, we may have to change our business practices or our existing business practices could be challenged as unlawful, which could have a material adverse effect on our business, financial condition and results of operations.
          We could become subject to false claims litigation under federal or state statutes, which can lead to civil money penalties, criminal fines and imprisonment, and/or exclusion from participation in federal health care programs. These false claims statutes include the federal False Claims Act, which allows any person to bring suit alleging the false or fraudulent submission of claims for payment under federal programs or other violations of the statute and to share in any amounts paid by the entity to the government in fines or settlement. Such suits, known as qui tam actions, have increased significantly in recent years and have increased the risk that companies like us may have to defend a false claim action. We could also become subject to similar false claims litigation under state statutes. If we are unsuccessful in defending any such action, such action may have a material adverse effect on our business, financial condition and results of operations.
Anti-takeover provisions could impede or discourage a third-party acquisition of our company. This could prevent stockholders from receiving a premium over market price for their stock.
          We are a Delaware corporation. Anti-takeover provisions of Delaware law impose various obstacles to the ability of a third party to acquire control of our company, even if a change in control would be beneficial to our existing stockholders. In addition, our Board of Directors has adopted a stockholder rights plan and has designated a Series of preferred stock that could be used defensively if a takeover is threatened. Our incorporation under Delaware law, our stockholder rights plan, and our ability to issue additional Series of preferred stock, could impede a merger, takeover or other business combination involving our company or discourage a potential acquiror from making a tender offer for our common stock. This could reduce the market value of our common stock if investors view these factors as preventing stockholders from receiving a premium for their shares.
We are exposed to market risk from foreign currency exchange rates.
          With two operating subsidiaries and third party manufacturers in Europe, economic and political developments in the European Union can have a significant impact on our business. All of our products are currently manufactured in Europe. We are exposed to currency fluctuations related to payment for the manufacture of our products in Euros and other currencies and selling them in U.S. dollars and other currencies.
Our current insurance coverage could be insufficient. Product liability claim awards in excess of our insurance coverage could have a material adverse effect on our business.
          Due to the nature of our business, we may be exposed to product liability claims by consumers. Although we presently maintain product liability insurance coverage at what we believe is a commercially reasonable level, this may not be sufficient to cover all possible liabilities. An award against us in an amount greater than our insurance coverage could have a material adverse effect on our operations.
          Some food and drug retailers require us to have a minimum level of product liability insurance coverage before they will purchase or accept our products for retail distribution. Our failure to satisfy insurance requirements could limit our ability to achieve broad retail distribution of our products. This could have a material adverse effect upon our business and financial condition.
Undetected problems with our products could harm our business.
          We employ various quality control measures in our efforts to ensure that our products conform to their intended specifications and standards proscribed by applicable governmental regulations. However, notwithstanding our efforts, our products or ingredients we purchase from our suppliers for inclusion in our products may contain undetected defects or non-conformities with specifications. Such defects or non-conformities could compel us to recall the affected product, make changes to or restrict distribution of the product or take other remedial actions. The occurrence of such events may harm our relations with, or result in the loss of, customers, injure our reputation, impair market acceptance of our products, harm our financial results and, in certain circumstances, expose us to product liability or other claims.
Risks related to our common stock:
Sales of large amounts of common stock may adversely affect our market price. The issuance of preferred stock or convertible debt may adversely affect rights of common stockholders.
          As of June 30, 2008, we had 52,319,032 shares of common stock outstanding, of which 44,447,563 shares were freely tradable by non-affiliates. As of that date, approximately

7,871,469 shares of common stock were restricted or held by affiliates. We also have the following securities outstanding: Series B convertible preferred stock, Series C convertible preferred stock, Series E convertible preferred stock, convertible subordinated notes, warrants, and options. If all of these securities are exercised or converted, an additional 20,681,377 shares of common stock will be outstanding, all of which will have been registered for resale under the Securities Act. The exercise and conversion of these securities is likely to dilute the book value per share of our common stock. In addition, the existence of these securities may adversely affect the terms on which we can obtain additional equity financing.
          The Series B preferred stock and the Series E preferred stock have conversion rates that are fixed, subject to certain adjustments. The Series C preferred stock conversion rate per share is calculated by dividing $1,000 by the lesser of $3.50 or the average of the closing prices of the common stock as reported on the NASDAQ Global Market for the three trading days immediately preceding the conversion date. Therefore, as the price of our common stock goes down below $3.50, more shares of common stock are issuable to Series C preferred stockholders upon conversion, resulting in additional dilution to common stockholders.
          In addition, in March 2002, our board of directors authorized shares of Series D junior participating preferred stock in connection with its adoption of a stockholder rights plan, under which we issued rights to purchase Series D convertible preferred stock to holders of our common stock. Upon certain triggering events, such rights become exercisable to purchase shares of common stock (or, in the discretion of our board of directors, Series D convertible preferred stock) at a price substantially discounted from the then current market price of our common stock.
          Under our certificate of incorporation, our board of directors has the authority to issue up to 1.0 million shares of preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by our stockholders. In addition, we may issue convertible debt without shareholder approval. The rights of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of any shares of preferred stock or convertible debt that may be issued in the future. While we have no present intention to authorize or issue any additional series of preferred stock or convertible debt, such preferred stock or convertible debt, if authorized and issued, may have other rights, including economic rights senior to the common stock, and, as a result, their issuance could have a material adverse effect on the market value of our common stock.
The market price of our common stock may fluctuate significantly, which may cause certain investors to avoid purchasing our shares.
          Historically, the market price of our common stock has fluctuated over a wide range. In fiscal year 2007, our common stock traded in a range from $1.04 to $5.25 per share. In the six months ended June 30, 2008, our common stock traded in a range from $1.89 to $4.29. It is likely that the price of our common stock will fluctuate in the future. The market prices of securities of small specialty pharmaceutical companies, including ours, from time to time experience significant price and volume fluctuations. In particular, the market price for our common stock may fluctuate significantly in response to factors, some of which are beyond our control, such as:

•	announcement of new products or product enhancements by us or our competitors;

•	results of the testing and regulatory approval of our products;

•	developments concerning intellectual property rights and regulatory approvals and concerns;

•	quarterly variations in our and our competitors’ results of operations;

•	changes in earnings estimates or recommendations by securities analysts;

•	developments in our industry;

•	general market conditions and other factors, including factors unrelated to our own operating performance;

•	changes in laws or regulations applicable to our products;

•	announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	additions or departures of key personnel;

•	trading volume of our common stock;

•	sales of our common stock by us; and

•	changes in the market valuations of similar companies.
We do not intend to pay cash dividends on our common stock. As a result, you will not receive any periodic income from an investment in our common stock.
          We have never paid a cash dividend on our common stock and we do not anticipate paying cash dividends in the foreseeable future. We intend to retain any earnings for use in the development and expansion of our business. In addition, applicable provisions of Delaware law may affect our ability to declare and pay dividends on our common stock and our preferred stock. Accordingly, you should not expect to receive any periodic income from owning our common stock. Any economic gain on your investment will be solely from an appreciation, if any, in the price of the stock.
Risks related to this offering:
Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.
          Our management will have broad discretion as to the investment and application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not result in our being profitable or increase our market value.
You will incur immediate and substantial dilution in the as-adjusted net tangible book value of the stock you purchase.
          The offering price of our stock is $3.50 per share. This amount is substantially higher than the as-adjusted net tangible book value that our outstanding common stock will have immediately after this offering. Accordingly, if you purchase shares of our common stock at the offering price, you will incur immediate and substantial dilution of $4.00 per share (based on the number of shares of our common stock outstanding as of June 30, 2008). You may incur further dilution to the extent that holders of outstanding options exercise those options. See “Dilution” on page S-25.
FORWARD LOOKING INFORMATION
          The Company and its representatives from time to time make written or verbal forward-looking statements, including statements contained in this and other filings with the SEC and in the Company’s reports to stockholders, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, the Company’s expectations regarding clinical research programs, sales, earnings or other future financial performance and liquidity, product introductions, entry into new geographic regions and general views about future operations or operating results. Some of these statements can be identified by the use of forward-looking terminology such as “prospects,” “outlook,” “believes,” “estimates,” “intends,” “may,” “will,” “should,” “anticipates,” “expects” or “plans,” or the negative or other variation of these or similar words, or by discussion of trends and conditions, strategy or risks and uncertainties.
          Although the Company believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. Factors that might cause future results to differ include, but are not limited to:
•	the successful marketing of CRINONE® 8%, PROCHIEVE ® 8%, and STRIANT® in the U.S.;

•	the timing and size of orders for out-licensed products from our marketing partners;

•	the timely and successful development of new products and new indications for current products PROCHIEVE 8% to reduce the risk of preterm birth in women with a short cervix at mid-pregnancy and vaginal lidocaine product candidate for dysmenorrhea;

•	success in obtaining acceptance and approval of new products and new indications for current products by the FDA and international regulatory agencies;

•	the impact of competitive products and pricing; competitive economic and regulatory factors in the pharmaceutical and health care industry;

•	general economic conditions; and other risks and uncertainties that may be detailed, from time to time, in the Company’s reports filed with the SEC.
          Given these risks, uncertainties and other important factors, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus supplement. You should read this prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference completely and with the understanding that our actual future results may be materially different from what we expect.
          Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.
USE OF PROCEEDS
          We estimate that the net proceeds from the sale of 1,333,000 shares of common stock in this offering will be approximately $4,105,975, based on an offering price of $3.50 per share, after deducting the placement agent’s fees and estimated offering expenses payable by us.
          We expect to use the net proceeds from this offering for general corporate purposes, including funding our clinical development and other research and development activities, internal and/or collaborative sales, marketing and distribution expenditures, capital expenditures and working capital needs.
          Although we have identified some of the potential uses of the net proceeds to be received upon completion of this offering, we cannot specify these uses with certainty. Our management will have broad discretion in the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not result in our being profitable or increase our market value.
          Pending these uses, we plan to invest the net proceeds in short-term investments and marketable securities. The goal with respect to the investment of these net proceeds is capital preservation and liquidity so that such funds are readily available to fund our research and development operations and other cash needs.

DESCRIPTION OF CAPITAL STOCK
General
          We are authorized to issue 100,000,000 shares of common stock, par value $.01 per share and 1,000,000 shares of preferred stock, par value $.01 per share, of which 151,000 shares have been designated Series A preferred stock, 150,000 shares have been designated Series B preferred stock, 6,660 shares have been designated Series C preferred stock, 100,000 shares have been designated Series D preferred stock and 100,000 shares have been designated Series E preferred stock. As of June 30, 2008, there were 52,319,032 shares of common stock outstanding, no shares of Series A preferred stock outstanding, 130 shares of Series B preferred stock outstanding, 1,125 shares of Series C preferred stock outstanding, no shares of Series D preferred stock outstanding and 59,000 shares of Series E preferred stock outstanding. As of June 30, 2008, there were 300, 1, 5 and 7 holders of record of common stock, Series B preferred stock, Series C preferred stock, and Series E preferred stock respectively. We have been informed that there are approximately 5,100 beneficial owners of our common stock.
          We are currently subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. Section 203 prevents certain Delaware corporations from engaging, under certain circumstances, in a “business combination,” which includes a merger or sale of more than 10% of the corporation’s assets, with any interested stockholder for three years following the date that the stockholder became an interested stockholder. An interested stockholder is a stockholder who acquired 15% or more of the corporation’s outstanding voting stock without the prior approval of the corporation’s board of directors.
          The following summaries of certain provisions of our common stock and preferred stock do not purport to be complete and are subject to, and are qualified in their entirety by, the provisions of our restated certificate of incorporation and amended and restated bylaws, which are incorporated by reference into the registration statement of which this prospectus supplement is a part.
Common Stock
          With the exception of certain circumstances, holders of the Series B preferred stock, Series E preferred stock and common stock vote together as a single class on all matters upon which stockholders are entitled to vote. The holders of common stock are entitled to one vote for each share of such stock held of record by them. The holders of our voting securities may not accumulate votes. This means that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors if they choose to do so; and, in such event, the holders of the remaining shares will not be able to elect any person to the board of directors. The holders of common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefor, subject to prior rights of preferred stockholders, and in the event of liquidation, dissolution or winding up of the Company, to share ratably in all assets remaining after payment of liabilities and after payment of any preferential amounts to which holders of preferred stock are entitled. Holders of shares of common stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock.

Dividends
          We have never paid a cash dividend on our common stock and do not anticipate paying cash dividends in the foreseeable future. We intend to retain any earnings for use in the development and expansion of our business.
Future Sales of common stock
          As of June 30, 2008, we had 52,319,032 shares of common stock outstanding, of which 44,447,563 shares were freely tradable by non-affiliates. As of that date, approximately 7,871,469 shares of common stock were restricted or held by affiliates. We also have the following securities outstanding: Series B preferred stock, Series C preferred stock, Series E preferred stock, convertible subordinated notes, warrants, and options. If all of these securities are exercised or converted, an additional 20,681,377 shares of common stock will be outstanding, all of which will have been registered for resale under the Securities Act.
          In addition, in March 2002, our board of directors authorized shares of Series D junior participating preferred stock in connection with its adoption of a stockholder rights plan, under which we issued rights to purchase Series D convertible preferred stock to holders of our common stock. Upon certain triggering events, such rights become exercisable to purchase shares of common stock (or, in the discretion of our board of directors, Series D convertible preferred stock) at a price substantially discounted from the then current market price of our common stock.
Transfer Agent
          The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.
Preferred Stock
          The board of directors is authorized to issue shares of preferred stock and, subject to the limitations contained in the restated certificate of incorporation and any limitations prescribed by law, to establish and designate Series and to fix the number of shares and the relative rights, conversion rights, voting rights, terms of redemption and liquidation preferences. If shares of preferred stock with voting rights are issued, such issuance could affect the voting rights of the holders of our common stock by increasing the number of outstanding shares having voting rights. In addition, if the board of directors authorizes the issuance of shares of preferred stock with conversion rights, the number of shares of common stock outstanding could potentially be increased up to the authorized amount. The issuance of preferred stock, could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company and may adversely affect the rights of holders of common stock. Also, preferred stock could have preferences with respect to dividend and liquidation rights.

          The following description of the rights, preferences and privileges of the Series B, Series C and Series E preferred stock does not purport to be complete and is subject to and qualified in its entirety by reference to the certificates of designation to our restated certificate of incorporation, which set forth the terms and provisions of the Series B, Series C and Series E preferred stock, copies of which have been previously filed with the SEC.
Voting Rights
          Holders of Series B preferred stock and Series E preferred stock are each entitled to one vote for each share of common stock into which the shares are convertible. With the exception of certain circumstances, holders of Series B preferred stock, Series E preferred stock and common stock vote together as a single class on all matters upon which stockholders are entitled to vote. Holders of Series B preferred stock have the right, voting as a separate class, to approve the creation of any Series of stock senior to the Series B preferred stock as to liquidation. Holders of Series E preferred stock have the right, voting as a separate class, to approve the creation of any class or Series of stock senior to the Series E preferred stock as to liquidation dividends and any amendment of our restated certificate of incorporation to affect adversely the powers and preferences of the Series E preferred stock.
          Holders of Series C preferred stock have no voting power other than as required by the Delaware General Corporation Law.
Dividends
          We do not presently intend to declare dividends with respect to the Series B preferred stock. In the event the board of directors elects to declare any cash dividends on the common stock, the board must also declare a cash dividend on the Series B preferred stock in an amount equal to the common equivalent per share dividend declared on the common stock. Dividends will be cumulative from the payment date of any such declaration, whether or not there are funds legally available for the payment of those dividends. Accumulations of dividends on shares of Series B preferred stock will not bear interest.
          The Series C preferred stock pays dividends at a rate of 5% per annum payable quarterly. Upon conversion of any shares of Series C preferred stock, we are obligated to issue additional shares of common stock having a market value equal to accrued but unpaid dividends on the Series C preferred stock at the time of conversion. The issuance of any such shares of common stock is subject to applicable provisions of the Delaware General Corporation Law.
          We do not presently intend to declare dividends with respect to the Series E preferred stock. In the event the board of directors elects to declare cash, stock or other consideration as a dividend on the common stock, the board must also declare a dividend on the Series E preferred stock in an amount and kind equal to the common equivalent per share dividend declared on the common stock.
Conversion Rights
          Holders of Series B, Series C and Series E preferred stock are entitled to convert their shares of preferred stock into shares of common stock at any time. As of June 30, 2008, each share of Series B preferred stock is convertible into 20 shares of common stock, each share of Series C preferred stock is convertible into 290 shares of common stock and each share of Series E preferred stock is convertible into 50 shares of common stock. The Series B preferred stock and the Series E preferred stock have conversion rates that are fixed, subject to certain adjustments. The Series C preferred stock conversion rate per share is calculated by dividing $1,000 by the lesser of $3.50 or the average of the closing prices of the common stock as reported on the NASDAQ Global Market for the three trading days immediately preceding the conversion date.
          The conversion rates are subject to adjustment in certain circumstances. If we declare a dividend on our common stock payable in common stock or payable in securities convertible into common stock, or if we subdivide, combine, or reclassify our outstanding shares of common stock, then the conversion rates will be adjusted so that each holder of Series B, Series C and Series E preferred stock will be entitled to receive on conversion of his shares that number of shares of common stock he would have held after the dividend, subdivision, combination, or reclassification if he had converted his shares of Series B, Series C and Series E preferred stock immediately prior to the record date or effective date thereof, and, in the case of a dividend payable in securities convertible into common stock, after he had converted all those securities into common stock.
          The Series B preferred stock will be automatically converted into common stock upon the first to occur of the following events: (1) the completion of at least a $10 million public offering with an offering price of at least $15 per share or (2) the date on which the closing price of the common stock on a national exchange is at least $15.00 per share for a minimum of 20 consecutive trading days where the average daily volume during such period is at least 30,000 shares.
          The Series E preferred stock will be automatically converted into common stock upon the date the average of the daily closing prices of the common stock for the 20 consecutive trading days preceding such date exceeds $6.00 per share.
Redemption Rights
          We have the right to redeem, at any time, all or part of the shares of Series C preferred stock at a redemption price determined by several factors including the total number of shares of Series C preferred stock to be redeemed and the current market price of our common stock. We do not have the option to redeem shares of Series B preferred stock or Series E preferred stock.
Liquidation Rights
          In the event of any voluntary or involuntary liquidation, dissolution or winding up of Columbia, holders of Series B preferred stock and Series E will be entitled to receive out of the assets of Columbia available for distribution to its stockholders, before any distribution is made to holders of its common stock, liquidating distributions in an amount equal to $100 per share plus an amount in cash equal to all accrued but unpaid dividends. Holders of Series C preferred stock will be entitled to receive $1,000 per share plus an amount in cash equal to all accrued but unpaid dividends. After payment of the full amount of the liquidating distributions to the holders of the Series B, Series C and Series E preferred stock, holders of Columbia’s common stock will be entitled to any further distribution of Columbia’s assets. If the assets of Columbia are insufficient to pay the full amounts of the liquidating distributions on the Series B, Series C and Series E preferred stock, then all available assets of Columbia will be distributed ratably to the holders of the Series B, Series C and Series E preferred stock in proportion to the ratio of liquidation preferences.
DILUTION
          If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the offering price per share and the net tangible book value per share after this offering. Our net tangible book value as of June 30, 2008 was approximately $(30.7) million, or approximately $(0.59) per share of common stock. Net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of common stock immediately after the closing of this offering.
          After giving effect to the sale of the shares of common stock at an offering price of $3.50 per share, after deducting the Placement Agent’s fees and estimated offering expenses payable by us, our net tangible book value as of June 30, 2008 would have been approximately $(26.6) million, or $(0.50) per share of common stock. This represents an immediate increase in net tangible book value of $0.09 per share to existing stockholders and an immediate dilution of $4.00 per share to new investors purchasing shares of common stock in this offering at the offering price.
          The following table illustrates this dilution on a per share basis:

Offering price per share			$3.50
Net tangible book value per share as of June 30, 2008	$(0.59)
Increase per share attributable to this offering	$0.09
As adjusted net tangible book value per share after this offering		–	$(0.50)
Dilution per share to Investors			$4.00
          The calculations above are based on 52,319,032 shares of common stock outstanding as of June 30, 2008. This number excludes 20,681,408 shares of common stock which represents the number of shares of common stock that would be outstanding upon the conversion of Series B convertible preferred stock, Series C convertible preferred stock, Series E convertible preferred stock, convertible subordinated notes, warrants and options outstanding as of June 30, 2008.

PLAN OF DISTRIBUTION

     We are offering our common stock through a placement agent. Subject to the terms and conditions contained in the placement agency agreement dated August 22, 2008, The Benchmark Company LLC has agreed to act as placement agent for the sale of up to 1,333,000 shares of our common stock. The placement agent is not purchasing or selling any shares by this prospectus supplement or accompanying prospectus, nor is it required to arrange for the purchase or sale of any specific number or dollar amount of shares, but has agreed to use best efforts to arrange for the sale of 1,333,000 shares of our common stock. We will enter into subscription agreements directly with investors in connection with this offering.

     The placement agency agreement provides that the obligations of the placement agent and the investors are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of customary legal opinions, letters and certificates.

     We expect that the sale of up to 1,333,000 shares of our common stock will be completed on or about August 26, 2008.

     Investor funds shall be deposited into an escrow account set up at US Bank, N.A., as escrow agent. The escrow agent will not accept any investor funds until the date of this prospectus supplement. Before the closing date, the escrow agent will notify the placement agent when funds to pay for the shares have been received. Unless the investors have requested physical delivery, we will deposit the shares of common stock with The Depository Trust Company upon receiving notice from the placement agent. At the closing, The Depository Trust Company will credit the shares of common stock to the respective accounts of the investors. If the conditions to this offering are not satisfied or waived, then all investor funds that were deposited into escrow will be returned to investors and this offering will terminate.

     We have agreed to pay the placement agent an aggregate fee equal to 5.0% of the gross proceeds received from investors introduced to us by the placement agent (or, in the case of certain existing shareholders of the company, a reduced fee of 2.5% of gross proceeds received from such shareholders) in connection with the sale of shares of our common stock in this offering (the “Placement Fee”). In addition and regardless of whether the offering is consummated, we will reimburse the placement agent for their actual and accountable fees and expenses incurred, including fees of counsel to the placement agent, in a maximum amount not to exceed $100,000. The following table shows the per share and total Placement Fee we will pay to the placement agent assuming all of the shares of common stock offered by this prospectus supplement are issued and sold by us.

	Per Share
Placement Agent Fees	2.5% 5.0%		Total

Common Stock offered hereby	$0.0875(1)	$0.175(2)	$224,525

Proceeds to Us, before expenses	$3.33(3)		$4,440,975

(1)   Fee payable in respect of 100,000 shares offered to a certain existing shareholder of the Company.
(2)   Fee payable in respect of the balance of the offered shares.
(3)   Based on the aggregate placement agent fee of $224,525.

     The estimated offering expenses payable by us, in addition to the placement agent’s fee of $224,525 are approximately $335,000 which includes legal, accounting and printing costs and various other fees associated with registering and listing the common stock. After deducting estimated fees due to the placement agent and our estimated offering expenses, we expect net proceeds from this offering to be approximately $4,105,975.

     In compliance with the guidelines of The Financial Industrial Regulatory Authority (“FINRA”) the maximum consideration or discount to be received by any FINRA member or any independent broker-dealer, including their reimbursable expenses, may not exceed 8.0% of the aggregate amount of the securities offered pursuant to this prospectus supplement.

     We have agreed to indemnify the placement agent against liabilities relating to the offering, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the placement agent may be required to make in this respect.

     This is a brief summary of the material provisions of the placement agency agreement and does not purport to be a complete statement of its terms and conditions. A copy of the placement agency agreement is on file with the SEC as an exhibit to a Form 8-K filed by us.

     From time to time, the placement agent has provided, and may from time to time in the future provide, services to us in the ordinary course of business for which it receives customary fees. The placement agent currently performs services for us pursuant to the terms of a consulting agreement with us. The consulting services consist of arranging meetings with institutional investors, developing materials regarding the Company and performing services related to developing investor relations. In exchange for the consulting services, the placement agent shall receive payments from us totaling (a) $30,000 in cash and (b) options to purchase 30,000 shares of common stock at an exercise price of $4.00 per share, of which the option to purchase 15,000 shares of common stock will vest on June 1, 2009, and the option to purchase the remaining 15,000 shares will vest on June 1, 2010, provided, however, that all unvested options will vest immediately if the closing price of the common stock on the NASDAQ Global Market is greater than $5.00 per share on twenty consecutive trading days. In addition, we reimburse the placement agent for reasonable out-of-pocket expenses incurred in connection with the performance of the consulting services. The placement agent and its affiliates own a total of 232,997 shares of our common stock.

     The placement agent has informed us that it does not intend to engage in overalloment, stabilizing transactions or syndicate covering transactions in connection with this offering.

     A prospectus supplement and the accompanying prospectus in electronic format may be made available on the web sites maintained by the placement agent and the placement agent may distribute the prospectus supplement and the accompanying prospectus electronically.

LEGAL MATTERS
          The validity of the common stock offered by this prospectus supplement will be passed upon for us by Kaye Scholer LLP, New York, New York. Certain legal matters will also be passed upon for us by Winston & Strawn, Washington, DC. Katten Muchin Rosenman LLP in New York, New York is acting as counsel for The Benchmark Company LLC in connection with this offering.
EXPERTS
          McGladrey & Pullen, LLP, an independent registered public accounting firm, audited our financial statements as of and for the year ended December 31, 2007, and our internal control over financial reporting as of December 31, 2007, and the adjustments that were applied to restate the 2006 and 2005 consolidated balance sheets and the 2006, 2005 and 2004 consolidated statement of operations, shareholders’ equity (deficiency) and cash flows to correct errors as stated in their reports, which are incorporated by reference herein. Such reports are incorporated by reference in reliance upon the authority of McGladrey & Pullen, LLP as experts in accounting and auditing.
          Goldstein Golub Kessler LLP (“GGK”), an independent registered public accounting firm, audited our financial statements as of December 31, 2006 and 2005 and for each of the years in the three year period ended December 31, 2006, as stated in their reports, which is incorporated by reference herein. GGK did not audit, review or apply any procedures to the adjustments for the correction of the errors in the consolidated balance sheets as of December 31, 2006 and 2005 and consolidated statements of operations, shareholders’ equity (deficiency) and cash flows for the years ended December 31, 2006, 2005 and 2004, and accordingly, did not express an opinion or any other form of assurance on them. Those adjustments were audited by McGladrey and Pullen, LLP. GGK’s report is incorporated by reference in reliance upon the authority of Goldstein Golub Kessler LLP as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
          Federal securities law requires us to file information with the SEC concerning our business and operations. Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference rooms, including those located at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms. Our SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.
          We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities that we are offering under this prospectus supplement. This prospectus supplement, which is a part of that registration statement, does not include all the information contained in the registration statement and its exhibits. For further information with respect to Columbia and the securities, you should consult the registration statement and its exhibits. Statements contained in this prospectus supplement concerning the provisions of any documents are summaries of those documents, and we refer you to the document filed with the SEC for more information. The registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement, are available for inspection and copying as described above.
          The SEC allows us to “incorporate by reference” certain information we file with them in this prospectus. This means that we can disclose important information to you by referring you to the other information we have filed with the SEC. The information that we incorporate by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Information that we file later with the SEC will automatically update and supersede this information. Further, all filings we make under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus. The following documents filed by us with the SEC and any future filings under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (File No. 1-10352) made prior to the termination of this offering are incorporated by reference:
          Our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 28, 2008.
          Our Current Report on Form 8-K filed with the SEC on January 4, 2008*.
          Our Current Report on Form 8-K filed with the SEC on March 11, 2008*.
          Our Current Report on Form 8-K filed with the SEC on March 18, 2008*.
          Our Current Report on Form 8-K filed with the SEC on May 8, 2008*.
          Our Current Report on Form 8-K filed with the SEC on July 7, 2008*.
          Our Current Report on Form 8-K filed with the SEC on July 29, 2008*.
          Our Current Report on Form 8-K filed with the SEC on August 8, 2008*.
          Our Quarterly Report on Form 10-Q filed with the SEC on May 8, 2008.
          Our Quarterly Report on Form 10-Q filed with the SEC on August 8, 2008.
          The description of our common stock contained in the Registration Statement on Form 8-A12G filed with the SEC on  February 12, 2004, and any amendment or report filed in the future for the purpose of updating such description.

*       Excluding any portions thereof that are deemed to be furnished and not filed.
          Our website is http://www.columbialabs.com. Our website links to our filings available on the SEC website. We will also provide electronic or paper copies of our filings free of charge upon request. Information contained on our website or any other website is not incorporated into this prospectus supplement or the accompanying supplement and does not constitute a part of this prospectus supplement or the accompanying supplement. You can request a free copy of the above filings or any filings subsequently incorporated by reference into this prospectus supplement or the accompanying supplement by writing or calling us at:
Columbia Laboratories, Inc.
354 Eisenhower Parkway
Livingston, New Jersey 07039
Attention: James A. Meer, Chief Financial Officer
Telephone: (973) 994-3999

Registration No. 333-38230
Prospectus
$75,000,000
COLUMBIA LABORATORIES, INC.
Common Stock
     We may offer shares of common stock from time to time at prices and on terms to be determined by market conditions at the time we make the offer. We will provide the specific terms of common stock in supplements to this prospectus. Before you invest in the common stock, you should carefully read this prospectus and the prospectus supplement related to the common stock offered.
     Our common stock trades on the American Stock Exchange under the symbol COB. On May 30, 2000, the last reported sale price of the common stock on the AMEX was $9.25 per share.
     THE SECURITIES WE MAY OFFER INVOLVE A HIGH DEGREE OR RISK. SEE “RISK FACTORS” ON PAGE 3.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
     If we sell the common stock through agents or underwriters, we will include their names and the fees, commissions and discounts that they will receive, as well as the net proceeds to us, in the applicable prospectus supplement.
The date of this prospectus is May 31, 2000

No dealer, sales person or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus and the accompanying prospectus is current only as of its date.

i

ABOUT THIS PROSPECTUS
     This prospectus forms part of a registration statement we filed with the SEC on May 31, 2000 using a shelf registration process. Under the shelf registration process, we may offer from time to time shares of our common stock up to an aggregate amount of $75,000,000 of which this offering is part. In this prospectus, we provide you with a general description of the shares of our common stock which we will offer under this prospectus. Both this prospectus and the accompanying prospectus include important information about us, our common stock and other information you should know before investing. This prospectus also adds, updates and changes information contained in the accompanying prospectus. You should read both this prospectus and the accompanying prospectus as well as additional information described under the heading “Where You Can Find More Information” beginning on page 12 of this prospectus before investing in our common stock.
PROSPECTUS SUMMARY
Columbia Laboratories, Inc.
     Because this is a summary, it does not contain all the information about Columbia that may be important to you. To understand the specific terms of the securities, you should read this prospectus and the accompanying prospectus carefully. You should also carefully read the section entitled “Risk Factors” in this prospectus and the documents identified under the caption “Where You Can Find More Information.”
     We are currently engaged in the development and sale of pharmaceutical products. Our objective is to develop unique pharmaceutical products that treat specific diseases and conditions including:
•	infertility;

•	testosterone deficiency;

•	dysmenorrhea, painful uterine cramping associated with menses;

•	endometriosis, the growth of endometrial tissue outside the uterus; and

•	hormonal deficiencies.
     Our products primarily utilize our patented Bioadhesive Delivery System. The Bioadhesive Delivery System is based upon the principal of bioadhesion, a process by which the polymer, a large insoluble substance, adheres to skin and other body surfaces and to mucin, a naturally occurring secretion of the mucous membranes. The polymer remains attached to the surfaces or the mucin and is discharged upon normal cell turnover. Cell turnover is a normal process which, depending upon the area of the body, occurs every 12 to 72 hours. The extended period of attachment permits the Bioadhesive Delivery System to be utilized in products when extended duration of effectiveness is desirable or required.
     Our first prescription drug utilizing the Bioadhesive Delivery System, Crinone®, is a sustained release, vaginally delivered, natural progesterone product. Progesterone is a hormone manufactured by a woman’s ovary in the second half of the menstrual cycle. By delivering progesterone directly to the uterus, a process we call “First Uterine Pass Effect”©, it maximizes the therapeutic benefit. It also avoids side effects seen with orally-delivered synthetic progesterone-like drugs. In May 1997, we received U.S. marketing approval for Crinone® from the FDA for use as progesterone supplementation or replacement as part of a treatment program for infertile women. In July 1997, we received U.S. marketing approval for Crinone® from the FDA for the treatment of secondary amenorrhea, which is the loss of the menstrual period. Outside the U.S., Crinone has been approved for marketing for one or more medical indications in a variety of European and Latin American countries.
     In May 1995, we entered into a worldwide, except for South Africa, license and supply agreement for Crinone® with American Home Products Corporation. As part of the agreement, the Wyeth-Ayerst Laboratories division of AHP marketed Crinone®. On July 2, 1999, AHP assigned the license and supply agreement to Ares-Serono, a Swiss pharmaceutical company. Serono paid $68 million to AHP for the rights to Crinone® and assumed AHP’s financial obligations to us. Under the terms of the license and supply agreement, we have earned $17 million in milestone payments as of December 31, 2000 and may receive additional milestone payments, if conditions are met.
     In addition, we have produced through contract manufacturers the following over-the-counter products for sales by us or our licensees:
•	Advantage-S®, our female contraceptive gel;

•	Replens®, which replenishes vaginal moisture on a sustained basis and relieves the discomfort associated with vaginal dryness; and

•	MipHil™, which reduces vaginal pH for the elimination of symptoms of bacterial vaginosis.
     On May 5, 2000, we sold various tangible and intangible assets related to the U.S. rights for Replens to Lil’ Drug Store Products, Inc. for a total of $4.5 million cash. Additionally, Lil’ Drug Store agreed to buy up to $500,000 of Replens inventory from us and to pay us future royalties of up to $2 million equal to 10% of future U.S. sales of Replens.
     Additionally, on May 5, 2000, we licensed our Legatrin PM, Legatrin GCM, Vaporizer in a Bottle and Diasorb brands to Lil’ Drug Store. Under the terms of these agreements, we will receive license fees equal to 20% of the licensee’s net sales of these brands. These agreements each have five-year terms with provisions for renewal and contain options that allow the licensee to acquire the brands from us. On December 29, 2000, Lil’ Drug Store purchased Vaporizer in a Bottle for $201,800.
     We intend to concentrate on developing our prescription products, including Chronodyne®, a product intended to relax the uterus and prevent abnormal contractions. This product may be useful in the treatment of disorders such as dysmenorrhea and endometriosis.
     Our research in endocrinology has also led to the development of a physiologic testosterone bioadhesive buccal tablet, a product to treat “andropause” in men. Like the failure of the ovaries in menopausal women to produce estrogen, andropause occurs upon the failure of the testes to produce sufficient testosterone in men. This, in turn, results in increasing levels of Follicle Stimulating Hormone, a natural hormone in the male pituitary gland which stimulates the testicles to produce testosterone. This may have the same impact as menopause in women, including:
•	increased risk of cardiovascular disease;

•	Alzheimer’s disease; and

•	osteoporosis.
     Our physiologic testosterone bioadhesive buccal tablet may play an important role in the treatment of angina, the pain associated with the clogging of the coronary arteries, and in the secondary prevention of a heart attack. We recently entered into Phase III clinical trials for our physiologic testosterone buccal tablet and expect to complete Phase III trials and file regulatory submission in the United States and Europe by year-end.
     We have focused on women’s health care because of the significant number of women’s health and hygiene needs which have not been met by available products and because we have found vaginal delivery of pharmaceutical products to be particularly effective. We intend to continue to develop products that improve the delivery of previously approved drugs.

Our principal executive offices are located at:
100 North Village Avenue, Suite 32
Rockville Centre, New York 11570
Tel: (516) 766-2847
     Our subsidiaries, all of which are wholly-owned, are Columbia Laboratories (Bermuda) Ltd., Columbia Laboratories (France) SA, Columbia Laboratories (UK) Limited and Columbia Research Laboratories, Inc.
The Common Stock We May Offer
     We may offer shares of our common stock from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of offering. This prospectus provides you with a general description of the common stock we may offer. Each time we offer securities under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:
•	aggregate offering price;

•	rates and times of payment of dividends, if any;

•	voting or other rights, if any; and

•	important federal income tax considerations.
     The prospectus supplement may also add, update or change information contained in this prospectus or in documents we have incorporated by reference. This prospectus may not be used to complete any sale of securities unless it is accompanied by a prospectus supplement.
     We may sell the common stock directly to or through agents, underwriters or dealers. We, and our agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of common stock. If we do offer common stock through agents or underwriters, we will include in the applicable prospectus supplement:
•	the names of those agents or underwriters;

•	applicable fees, discounts and commissions, to be paid to them; and

•	the net proceeds to us.
     We may also deliver this prospectus in connection with the sale of any shares of common stock issued upon the exercise of any warrants to purchase common stock we may issue or sell.
     Common Stock. We may offer our common stock from time to time. Holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, except those matters that are submitted solely to a vote of the holders of preferred stock. Subject to any preferences of outstanding shares of preferred stock, holders of common stock are entitled to dividends when and if declared by the board of directors.
RISK FACTORS
     You should carefully consider the following risk factors as well as the other information contained and incorporated by reference in this prospectus and the accompanying prospectus before making an investment in the common stock. Any one or a combination of these risk factors may have a material adverse effect on Columbia.

Our history of losses may result in a shortage of working capital for our operations.
     We cannot assure you that funds generated from operations will be sufficient to achieve our research and development plans. For the fiscal year ended December 31, 2000, we had a net loss of $2.6 million, which was primarily the result of a lack of sales and costly research and development activities. If we are unable to increase sales of our current products, we expect to need additional funds to continue our research and development, conduct pre-clinical trials and apply for regulatory approval, if necessary. If we are unable to obtain additional funds, we may be unable to continue operations.
We face significant competition from pharmaceutical and consumer product companies, which may adversely impact our market share.
     We, and our partners, operate in or intend to enter intensely competitive markets. We compete against established pharmaceutical and consumer product companies that market products addressing similar needs. In addition, numerous companies are developing, or in the future may develop, enhanced delivery systems and products that compete with our present and proposed products. Some competitors have greater financial, research and technical resources. These competitors may also have greater marketing capabilities, including the resources to implement extensive advertising campaigns. It is possible that we may not have the resources to withstand these and other competitive forces. As a result, we may lose market share.
     Crinone®, although a natural progesterone product, competes in markets with other progestins, both synthetic and natural, which may be delivered orally, by injections or by suppositories. Some of the more successful orally dosed products include Provera ® marketed by the Upjohn Company and Prempro ® and Premphase ® marketed by American Home Products. We also believe that Advantage-S, Legatrin PM, Legatrin GCM Formula and Diasorb compete against numerous products in their respective categories.
Steps taken by us to protect our proprietary rights might not be adequate, in which case competitors may infringe on our rights or develop similar products.
     Our success and ability to compete is partially dependent on our proprietary technology. We rely primarily on a combination of U.S. patents, trademarks, copyrights, trade secret laws, third-party confidentiality and nondisclosure agreements and other methods to protect our proprietary rights. The steps we take to protect our proprietary rights, however, may not be adequate. Third parties may infringe or misappropriate our copyrights, trademarks and similar proprietary rights. Moreover, we may not be able or willing, for financial, legal or other reasons, to enforce our rights. To this date, we have never been a party to a proprietary rights action.
     Even though we have patents covering our Bioadhesive Delivery System, other companies may independently develop or obtain patent or similar rights to equivalent or superior technologies or processes. Additionally, although we believe that our patented technology has been independently developed and does not infringe on the patents of others, we cannot assure you that our technology does not and will not infringe on the patents of others. In the event of infringement, we may be required to modify our technology or products, obtain licenses or pay license fees. We may not be able to do so in a timely manner or upon acceptable terms and conditions. This may have a material adverse effect on our operations.
     We have filed the following as trademarks in countries throughout the world:
•	“Advantage-S”

•	“Advantage-24”

•	“Advantage-LA”

•	“Replens”

•	“Crinone”

•	“Chronodyne”
     These trademarks, however, may not afford us adequate protection or we may not have the financial resources to enforce our rights under these trademarks.
The failure of other companies to successfully promote our products could adversely effect our cash flow.
     We have entered into agreements with other companies for the distribution and marketing of our Bioadhesive Delivery System and over-the-counter products in the U.S. and several foreign countries. Our success is dependent to a great extent on the marketing efforts of our distribution and marketing partners, over which we have limited ability to influence. The failure of these companies to aggressively or successfully market our products could have a material adverse effect on our cash flow.
     We may not be able to satisfy all of our obligations under these agreements. Our obligations include developing the products to be sold and obtaining regulatory approvals allowing for their sale. The failure to satisfy our obligations under any of these agreements may result in modification or termination of the relevant agreement. This could have a material adverse effect on our business and financial condition.
     As part of these agreements, several of our partners have the right of first option or right of first refusal to license gynecological products that we develop in the future. We are currently in discussions with these partners and other companies regarding the potential licensing of other products. We cannot assure you that we will be able to enter into any of these agreements or that we will receive any up-front payments or ongoing royalties. We also cannot assure you that our partners will aggressively or successfully market these products.
Our dependence on a principal supplier may limit our ability to secure necessary materials.
     Medical grade, cross-linked polycarbophil, the polymer used in our products using our Bioadhesive Delivery System, is currently available from only one supplier, B.F. Goodrich Company. We believe that Goodrich will supply as much of the material as we require because our products rank among the highest value-added uses of the polymer. In the event that Goodrich cannot or will not supply enough of the product to satisfy our needs, we will be required to seek alternative sources of polycarbophil. We cannot assure you that an alternative source of polycarbophil can be obtained or that it can be obtained on satisfactory terms.
We depend upon third party manufacturers who may not be able to meet our future needs.
     We rely on third parties to manufacture our products. These manufacturers may not be able to satisfy our needs in the future. This could have an adverse effect on our profit margins and our ability to deliver our products on a timely and competitive basis.
Our failure to develop our products or delay in development of our products could have a material adverse effect on our business.
     The development of new pharmaceutical products is uncertain and subject to a number of significant risks. Some of our pharmaceutical products are in various stages of development and will require significant research and development efforts before we can sell them. These efforts include extensive preclinical and clinical testing, during which the products may be found to be ineffective.
Delays or failure in obtaining regulatory approvals may delay or prevent marketing of the products that we are developing. Delays in the marketing or failure to market our products could have a material adverse effect on our business.
     Nearly every aspect of the development, manufacture and commercialization of our pharmaceutical products is subject to time consuming and costly regulation by various governmental entities, including:
•	the Food and Drug Administration;

•	the Federal Trade Commission;

•	applicable state agencies; and

•	applicable regulatory agencies in those foreign countries where our products are manufactured or distributed.
Delays or failure in obtaining approvals from the regulatory agencies can have material adverse effects on our business and prospects.
     As in the United States, almost all foreign countries require pre-marketing approval by health regulatory authorities. Requirements for approval differ from country to country and involve different types of testing. There can be substantial delays in obtaining, or failures to obtain, required approvals from regulatory authorities. Even after approvals are obtained, there can be further delays encountered before the products become commercially available. These failures or delays can have material adverse effects on our business and prospects.
Our current insurance coverage could be insufficient. Product liability claim awards in excess of our insurance coverage could have a material adverse effect on our business.
     Due to the nature of our business, we may be exposed to product liability claims by consumers. Although we presently maintain product liability insurance coverage in the amount of $15 million, this may not be sufficient to cover all possible liabilities. An award against us in an amount greater than our insurance coverage could have a material adverse effect on our operations.
     Some food and drug retailers require us to have a minimum level of product liability insurance coverage before they will purchase or accept our products for retail distribution. Our failure to satisfy insurance requirements could limit our ability to achieve broad retail distribution of our products. This could have a material adverse effect upon our business and financial condition.
Undetected problems with our products could harm our business.
     We employ various quality control measures in our efforts to ensure that our products conform to their intended specifications and standards proscribed by applicable governmental regulations. However, notwithstanding our efforts, our products, or ingredients we purchase from our suppliers for inclusion in our products, may contain undetected defects or non-conformities with specifications. Such defects or non-conformities could compel us to recall the affected product, make changes to or restrict distribution of the product, or take other remedial actions. The occurrence of such events may harm our relations with, or result in the loss of, customers, injure our reputation, impair market acceptance of our products, harm our financial results and, in certain circumstances, expose us to product liability or other claims.
     In April, 2001, we announced that we plan to establish a reserve in the first half of 2001 of approximately $1.5 million to cover estimated costs related to a voluntary recall of a number of batches of Crinone® gel which were affected by a drug application problem that could cause the consistency of the gel to change over time. Investigations to date confirm that the problem with the affected batches poses no safety risk to patients and that the active ingredient of the product is still effective. We cannot assure you, however, that the actual costs and losses related to the recall will not exceed the amount of the reserve.
The loss of our key executives could have a significant impact on our company.
     Our success depends in large part upon the abilities and continued service of our executive officers and other key employees, particularly William J. Bologna, Chairman of the Board of Directors and G. Frederick Wilkinson, our President and Chief Executive Officer. We have entered into an employment agreement with Mr. Wilkinson, which expires in April, 2004. The loss of services of these persons could have a material adverse effect on our business and prospects.

Our ability to use net operating loss carryforwards could be reduced or lost. This could adversely affect our net income and cash flow.
     As of December 31, 2000, we had net operating loss carryforwards of approximately $49 million that can be used to reduce our future U.S. federal income tax liabilities. Our ability to use these loss carryforwards to reduce our future U.S. federal income tax liabilities could be lost if we were to experience more than a 50% change in ownership within the meaning of Section 382(g) of the Internal Revenue Code on or before December 31, 2013. If we were to lose the benefits of these loss carryforwards, our earnings and cash resources would be materially and adversely affected.
We do not intend to pay cash dividends on our common stock. As a result, you will not receive any periodic income from an investment in our common stock.
     We have never paid a cash dividend on our common stock and we do not anticipate paying cash dividends in the foreseeable future. We intend to retain any earnings for use in the development and expansion of our business. In addition, applicable provisions of Delaware law may affect our ability to declare and pay dividends on our common stock and our preferred stock. Accordingly, you should not expect to receive any periodic income from owning our common stock. Any economic gain on your investment will be solely from an appreciation, if any, in the price of the stock.
Sales of large amounts of common stock may adversely affect our market price.
     Sales of large amounts of common stock in the open market could cause the market price of our common stock to drop. We currently have 30,788,851 shares of common stock outstanding, of which approximately 28,288,851 shares are freely tradable. Approximately 2,500,000 shares of our common stock are restricted securities, but may be sold pursuant to Rule 144. We also have the following securities outstanding:
•	Series B Convertible Preferred Stock

•	Series C Convertible Preferred Stock

•	a subordinated convertible note

•	warrants and options
     If all of these securities are exercised or converted, an additional 8,822,822 shares of common stock will be outstanding, all of which have been registered under the Securities Act. When issued, these shares will be freely tradable. The exercise and conversion of these securities is likely to dilute the book value per share of our common stock. In addition, the existence of these securities may adversely affect the terms on which we can obtain additional equity financing.
Anti-takeover provisions could impede or discourage a third-party acquisition of our company. This could prevent stockholders from receiving a premium over market price for their stock.
     Columbia is a Delaware corporation. Anti-takeover provisions of Delaware law impose various obstacles to the ability of a third party to acquire control of our company, even if a change in control would be beneficial to our existing stockholders. In addition, our board of directors has the power, without stockholder approval, to designate the terms of one or more series of preferred stock and issue shares of preferred stock, which could be used defensively if a takeover is threatened. Our incorporation under Delaware law and our board’s ability to create and issue a new series of preferred stock could impede a merger, takeover or other business combination involving our company or discourage a potential acquiror from making a tender offer for our common stock. This could reduce the market value of our common stock if investors view these factors as preventing stockholders from receiving a premium for their shares.

The Euro conversion may negatively impact our European operations.
     With two operating subsidiaries in Europe, economic and political developments in the European Union can have a significant impact on our business. For fiscal year 2000, 21.5% of our revenues were attributable to sales of our products in Europe. On January 1, 1999, eleven member countries of the European Union established fixed conversion rates between their existing currencies and one common currency, the Euro. The Euro trades on currency exchanges and may be used in business transactions. Under the regulations governing the transition to the Euro, there is a “no compulsion, no prohibition” rule which states that no one is obligated to use the Euro until notes and coinage have been introduced on January 1, 2002. Beginning in January 2002, new Euro-denominated bills and coins will be issued and existing currencies will be withdrawn from circulation.
     Our operating subsidiaries affected by the Euro currency conversion have established plans to address the systems and business issues raised by the Euro currency conversion. These issues include:
•	the need to adapt computer and other business systems and equipment to accommodate Euro-denominated transactions; and

•	the competitive impact of cross-border price transparency which may make it more difficult for businesses to charge different prices for the same products on a country-by-country basis, particularly once the Euro currency is issued in 2002.
Based on current plans and assumptions, we do not expect that the Euro conversion will have a material adverse impact on our financial condition or results of operations. Uncertainties, however, exist as to the effects the Euro currency may have on our European clients, as well as the impact of the Euro conversion on the economies of the participating countries. In addition, the increased price transparency that will be caused by the introduction of the Euro may negatively impact the pricing of our products in different participating countries. We will continue to evaluate the impact of the introduction of the Euro in the European locations in which we operate as we continue to expand our services.
We are subject to litigation.
     In June and July 2000, six class action lawsuits were filed in the United States District Court for the Southern District of Florida purportedly on behalf of purchasers of our common stock during the period from November 8, 1999 to June 9, 2000. These lawsuits were later combined into one. The complaints allege, among other things, that we and William Bologna, David Weinberg and Norman Meier made materially misleading statements and omissions about the likely prospects for two of our products in violation of the federal securities laws. We and the individual defendants have filed a motion to dismiss the complaint. We intend to defend the lawsuits vigorously. There can be no assurance that we will prevail or that we will not incur significant costs in defending these lawsuits.
FORWARD-LOOKING INFORMATION
     The statements contained or incorporated by reference in this prospectus that are not historical facts are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition, from time to time, we, or our representatives, have made or may make forward-looking statements, orally or in writing. Furthermore, forward-looking statements may be included in our filings with the SEC as well as in press releases or oral presentations made by or with the approval of one of our authorized executive officers. Forward- looking statements include all statements about our future strategy and most other statements that are not historical in nature. Forward-looking statements are generally identified by words such as “believes,” “estimates,” “expects,” “intends,” “plans,” “may,” “will,” “should,” “anticipates” and other similar expressions. Such statements include, without limitation, our expectations regarding:
•	sales;

•	earnings or other future financial performance and liquidity;

•	product introductions;

•	entry into new geographic regions; and

•	general optimism about future operations or operating results.
     We caution you to bear in mind that forward-looking statements, by their very nature, involve assumptions and expectations and are subject to risks and uncertainties. Although we believe that the assumptions and expectations reflected in the forward-looking statements contained in this prospectus are reasonable, we cannot assure you that those assumptions or expectations will ultimately be correct. Important factors that could cause actual results to differ materially from our expectations are disclosed in this prospectus under the caption “Risk Factors.” These factors include the following:
•	increased competitive activity from companies in the pharmaceutical industry, some of which have greater resources;

•	social, political and economic risks to our foreign operations, including changes in foreign investment and trade policies and regulations, including changes in accounting standards, that affect, or will affect, Columbia in the United States and abroad;

•	foreign currency fluctuations affecting the relative prices at which we and foreign competitors sell our products in the same market;

•	possibility of product liability litigation;

•	failure to develop our products or delay in development of our products; and

•	timely completion of studies and approvals by the FDA and other regulatory agencies.
     Additional information on factors that may affect the business and financial results can be found in our filings with the SEC. All forward-looking statements should be considered in light of these risks and uncertainties. We assume no responsibility to update forward-looking statements made in this prospectus.
WHERE YOU CAN FIND MORE INFORMATION
     Federal securities law requires us to file information with the Securities and Exchange Commission concerning our business and operations. Accordingly, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference rooms located at
•	450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549

•	Seven World Trade Center, 13th Floor, New York, New York 10048

•	Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661
     Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov. Copies of these reports, proxy statements and other information also can be inspected at the offices of the American Stock Exchange at 86 Trinity Place, New York, NY 10006-1881.
     We have filed with the SEC a registration statement on Form S-3 under the Securities Act, with respect to the securities that we are offering under this prospectus. This prospectus, which is a part of that registration statement, does not include all the information contained in the registration statement and its exhibits. For further information with respect to Columbia and the securities, you should consult the registration statement and its exhibits. Statements contained in this prospectus concerning the provisions of any documents are summaries of those documents, and we refer you to the document filed with the SEC for more information. The registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement, are available for inspection and copying as described above.
     The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to the other information we have filed with the SEC. The information that we incorporate by reference is considered to be part of this prospectus and the accompanying prospectus. Information that we file later with the SEC will automatically update and supersede this information. Further, all filings we make under the Securities Exchange Act prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus and the accompanying prospectus.
     The following documents filed by Columbia with the SEC and any future filings under Sections 3(a), 13(c), 14 or 15(d) of the Exchange Act (File No. 1-10352 ) made prior to the termination of this offering are incorporated by reference:
•	our Annual Report on Form 10-K for the year ended December 1, 2000 (as amended by Form 10-K/A filed with the SEC on April 2, 2001); and

•	our Current Reports on Form 8-K filed with the SEC on February , 2001, March 6, 2001 and April 6, 2001.
     You can request a free copy of the above filings or any filings subsequently incorporated by reference into this prospectus and the accompanying prospectus by writing or calling us at:
Columbia Laboratories, Inc.
100 North Village Avenue, Suite 32
Rockville Centre, New York 11570
Attention: David L. Weinberg, Chief Financial Officer
Telephone: (516) 766-2847
USE OF PROCEEDS
     We anticipate our net proceeds from the sale of our common stock to be approximately $16.4 million after deducting estimated offering expenses. We will use the net proceeds from the sale of the securities offered by this prospectus for our general corporate purposes, which may include working capital, funding our operating losses, capital expenditures and operating expenses. Pending application for specific purposes, the net proceeds of any sale of the securities offered by this prospectus may be invested in short-term investments and marketable securities.
DESCRIPTION OF CAPITAL STOCK
General
     We are authorized to issue 100,000,000 shares of common stock, par value $.01 per share and 1,000,000 shares of preferred stock, par value $.01 per share, of which 151,000 shares have been designated Series A Preferred Stock, 150,000 shares have been designated Series B Preferred Stock and 6,600 shares have been designated Series C Preferred Stock. As of April 6, 2001, there were no shares of Series A Preferred Stock outstanding. As of April 6, 2001, there were 30,788,851 shares of common stock, 1,630 shares of Series B Preferred Stock and 4,050 shares of Series C Preferred Stock outstanding, and there were 400, 2 and 14 holders of record of common stock, Series B and Series C Preferred Stock, respectively. We have been informed that there are approximately 9,500 beneficial owners of our common stock.
     We are currently subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. Section 203 prevents certain Delaware corporations from engaging, under certain circumstances, in a “business combination,” which includes a merger or sale of more than 10% of the corporation’s assets, with any interested stockholder for three years following the date that the stockholder became an interested stockholder. An interested stockholder is a stockholder who acquired 15% or more of the corporation’s outstanding voting stock without the prior approval of the corporation’s board of directors.
     The following summaries of certain provisions of our common stock and preferred stock do not purport to be complete and are subject to, and are qualified in their entirety by, the provisions of our restated certificate of incorporation and amended and restated bylaws, which are incorporated by reference into the registration statement of which this prospectus is a part.
Common Stock
     With the exception of certain circumstances, holders of the Series B Preferred Stock and common stock vote together as a single class on all matters upon which stockholders are entitled to vote. Series C Preferred Stock has no voting rights. The holders of common stock are entitled to one vote for each share of such stock held of record by them and may not accumulate votes. This means that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors if they choose to do so; and, in such event, the holders of the remaining shares will not be able to elect any person to the board of directors. The holders of common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefor, subject to prior rights of preferred stockholders, and in the event of liquidation, dissolution or winding up of the company, to share ratably in all assets remaining after payment of liabilities and after payment of any preferential amounts to which holders of preferred stock are entitled. Holders of shares of common stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock.
Dividends
     We have never paid a cash dividend on our common stock and do not anticipate paying cash dividends in the foreseeable future. We intend to retain any earnings for use in the development and expansion of our business.
Future Sales Of Common Stock
     Approximately 2,500,000 shares of common stock outstanding are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold only in compliance with that rule, pursuant to registration under the Securities Act or pursuant to an exemption from registration. Generally, under Rule 144, each person holding restricted securities for a period of two years may, every three months after such two-year holding period, sell in ordinary brokerage transactions or to market makers an amount of shares equal to the greater of one percent of the particular company’s then outstanding common stock or the average weekly trading volume during the four weeks prior to the proposed sale. This limitation on the amount of shares which may be sold under the rule does not apply to restricted securities sold for the account of a person who is not and has not been an affiliate of Columbia during the three months prior to the proposed sale and who has beneficially owned the securities for at least three years. In addition, the shares of common stock underlying the shares of Series B and Series C Preferred Stock have been registered under the Securities Act and, accordingly, when issued, will not be restricted securities. Sales of substantial amounts of common stock in the public market under Rule 144, pursuant to registration statements, or otherwise, could adversely affect prevailing market prices of our common stock.
Transfer Agent
     The transfer agent and registrar for our common stock is First Union National Bank.
Warrants
     The statements under this caption are summaries that do not purport to be complete. They are qualified by reference to the various warrant instruments, which have been filed with the SEC.

     As of April 6, 2001, we had warrants outstanding for the purchase of up to 924,975 shares of common stock at prices ranging from $3.50 to $8.35 per share. These warrants are exercisable through the year 2011. The exercise price of the warrants and the number of shares of common stock issuable upon the exercise of the warrants are subject to adjustment in certain circumstances. Warrants may be exercised at any time during their exercise periods by surrendering to Columbia the certificate evidencing those warrants, with the form to exercise all or a portion of those warrants duly filled in and signed, together with payment of the exercise price.
Preferred Stock
     The board of directors is authorized to issue shares of preferred stock and, subject to the limitations contained in the restated certificate of incorporation and any limitations prescribed by law, to establish and designate series and to fix the number of shares and the relative rights, conversion rights, voting rights, terms of redemption and liquidation preferences. If shares of preferred stock with voting rights are issued, such issuance could affect the voting rights of the holders of our common stock by increasing the number of outstanding shares having voting rights. In addition, if the board of directors authorizes the issuance of shares of preferred stock with conversion rights, the number of shares of common stock outstanding could potentially be increased up to the authorized amount. The issuance of preferred stock, could, under certain circumstances, have the effect of delaying or preventing a change in control of the company and may adversely affect the rights of holders of common stock. Also, preferred stock could have preferences with respect to dividend and liquidation rights.
     We issued 150,000 shares of Series B Preferred Stock in connection with our private placement completed in August 1991 and 6,600 shares of Series C Preferred Stock in connection with our private placement completed in January 1999. The following description of the rights, preferences and privileges of the Series B and Series C Preferred Stock does not purport to be complete and is subject to and qualified in its entirety by reference to the certificates of designation to our restated certificate of incorporation, which set forth the terms and provisions of the Series B and Series C Preferred Stock, copies of which have been previously filed with the SEC.
Dividends
     We do not presently intend to declare dividends with respect to the Series B Preferred Stock. In the event the board of directors elects to declare any cash dividends on the common stock, the board must also declare a cash dividend on the Series B Preferred Stock in an amount equal to the common equivalent per share dividend declared on the common stock. Dividends will be cumulative from the payment date of any such declaration, whether or not there are funds legally available for the payment of those dividends. Accumulations of dividends on shares of Series B Preferred Stock will not bear interest.
     The Series C Preferred Stock pays cumulative dividends at a rate of 5% per annum payable quarterly. As of April 6, 2001, dividends of $3,329 have been earned but have not been declared. Upon conversion of any shares of Series C Preferred Stock, we are obligated to issue additional shares of common stock having a market value equal to accrued but unpaid dividends on the Series C Preferred Stock at the time of conversion. The issuance of any such shares of common stock is subject to applicable provisions of the Delaware General Corporation Law.
Conversion Rights
     Holders of Series B and Series C Preferred Stock are entitled to convert their shares of preferred stock into shares of common stock at any time. As of April 6, 2001, each share of Series B Preferred Stock is convertible into 20.57 shares of common stock and each share of Series C Preferred Stock is convertible into 285.71 shares of common stock.
     The conversion rates are subject to adjustment in certain circumstances. If we declare a dividend on our common stock payable in common stock or payable in securities convertible into common stock, or if we subdivide, combine, or reclassify our outstanding shares of common stock, then the conversion rates will be adjusted so that each holder of Series B and Series C Preferred Stock will be entitled to receive on conversion of his shares that number of shares of common stock he would have held after the dividend, subdivision, combination, or reclassification if he had converted his shares of Series B and Series C Preferred Stock immediately prior to the record date or effective date thereof, and, in the case of a dividend payable in securities convertible into common stock, after he had converted all those securities into common stock.
     The Series B Preferred Stock will be automatically converted into common stock upon the first to occur of the following events: (1) the completion of at least a $10 million public offering with an offering price of at least $10 per share or (2) the date on which the closing price of the common stock on a national exchange is at least $61.71 per share for a minimum of 20 consecutive trading days where the average daily volume during such period is at least 30,000 shares.
Redemption Rights
     At any time, we have the right to redeem all or part of the shares of Series C Preferred Stock at a redemption price determined by several factors including the total number of shares of Series C Preferred Stock to be redeemed and the current market price of our common stock.
     We do not have the option to redeem shares of Series B Preferred Stock.
Voting Rights
     Holders of Series B Preferred Stock are each entitled to one vote for each share of common stock into which the shares of Series B Preferred Stock are convertible. With the exception of certain circumstances, holders Series B Preferred Stock and common stock vote together as a single class on all matters upon which stockholders are entitled to vote. Holders of Series B Preferred Stock have the right, voting as a separate class, to approve the creation of any series of stock senior to the Series B Preferred Stock as to liquidation.
     Holders of Series C Preferred Stock have no voting power other than as required by the Delaware General Corporation Law.
Liquidation Rights
     In the event of any voluntary or involuntary liquidation, dissolution or winding up of Columbia, holders of Series B Preferred Stock will be entitled to receive out of the assets of Columbia available for distribution to its stockholders, before any distribution is made to holders of its common stock, liquidating distributions in an amount equal to $100 per share plus an amount in cash equal to all accrued but unpaid dividends. Holders of Series C Preferred Stock will be entitled to receive $1,000 per share plus an amount in cash equal to all accrued but unpaid dividends. After payment of the full amount of the liquidating distributions to the holders of the Series B and Series C Preferred Stock, holders of Columbia’s common stock will be entitled to any further distribution of Columbia’s assets. If the assets of Columbia are insufficient to pay the full amounts of the liquidating distributions on the Series B and Series C Preferred Stock, then all available assets of Columbia will be distributed ratably to the holders of the Series B and Series C Preferred Stock in proportion to the ratio of liquidation preferences.
PLAN OF DISTRIBUTION
     We may sell the common stock being offered by this prospectus directly or through agents, underwriters or dealers.
     Agents designated by us from time to time may solicit offers to purchase the common stock offered by this prospectus. Any agent involved in the offer or sale of those securities may be deemed to be an underwriter under the Securities Act and we will name that agent and describe any commissions payable by us to that agent in a prospectus supplement. Any agent appointed by us will be acting on a reasonable efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis. We may be obligated under agreements with these agents to indemnify them against civil liabilities, including liabilities under the Securities Act. These agents may also engage in transactions with or perform services for us in the ordinary course of business.

     If we utilize any underwriters in any sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement with those underwriters at the time of sale to them, and the names of the underwriters and the terms of the transaction will be set forth in the prospectus supplement. That prospectus supplement will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. We may be obligated under the underwriting agreements with these underwriters to indemnify them against civil liabilities, including liabilities under the Securities Act. These underwriters may also engage in transactions with or perform services for us in the ordinary course of business.
     If we utilize a dealer in any sale of the securities in respect of which this prospectus is delivered, we will sell the securities to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. We may be obligated under agreements with these dealers to indemnify them against civil liabilities, including liabilities under the Securities Act. These dealers may also engage in transactions with or perform services for us in the ordinary course of business.
     If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers from purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement under delayed delivery contracts providing for payment and delivery of those securities on a specified date in the future. These delayed delivery contracts will be subject to only those conditions set forth in the prospectus supplement, and we will set forth the commission payable for solicitation of these offers in the prospectus supplement.
LEGAL MATTERS
     The validity of the shares of common stock to be offered hereunder will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York.
EXPERTS
     The consolidated financial statements of Columbia as of December 31, 1998, December 31, 1999 and December 31, 2000, and for the years ended December 31, 1998, December 31, 1999 and December 31, 2000, and the related schedules included in Columbia’s Annual Reports on Form 10-K for the fiscal years ended December 31, 1998, December 31, 1999 and December 31, 2000 and incorporated by reference in the prospectus, accompanying prospectus and elsewhere in the Registration Statement and the Post-Effective Amendment, have been audited by Goldstein Golub Kessler LLP, independent public accountants. The reports of Goldstein Golub Kessler LLP on the consolidated financial statements and the related schedule are incorporated by reference in this document in reliance upon the authority of Goldstein Golub Kessler LLP as experts in giving these reports.

$75,000,000
COLUMBIA LABORATORIES, INC.
Common Stock

PROSPECTUS

May 31, 2000